Exhibit 99.1

PRESS RELEASE

For further information, contact:

David W. Pijor, Esq., Chairman and Chief Executive Officer

Phone: (703) 436-3802

Email: dpijor@fvcbank.com

Patricia A. Ferrick, President

Phone: (703) 436-3822

Email: pferrick@fvcbank.com

FOR IMMEDIATE RELEASE – November 4, 2021

FVCBankcorp, Inc. Announces Third Quarter 2021 Earnings;

Record Quarterly and Year-to-Date Operating Earnings for 2021

Fairfax, VA-FVCBankcorp, Inc. (NASDAQ: FVCB) (the “Company”) today reported third quarter 2021 net income of $4.7 million, or $0.32 diluted earnings per share, compared to $3.9 million, or $0.28 diluted earnings per share, for the quarterly period ended September 30, 2020, an increase of 21%. For the nine months ended September 30, 2021, the Company reported net income of $15.4 million, or $1.06 diluted earnings per share, compared to $10.5 million or $0.74 diluted earnings per share, for the same period of 2020, a year-over-year increase of $4.9 million, or 47%. Net income for the three and nine months ended September 30, 2021 include merger-related expenses of $1.1 million which are associated with the Company’s previously announced proposed merger (the “merger”) with Blue Ridge Bankshares, Inc. (NYSEAM:BRBS) (“Blue Ridge”), and $380 thousand of accelerated recognition of debt issuance costs related to its 2016 subordinated debt issuance, which was redeemed at the Company’s option on September 30, 2021.

Operating earnings, which exclude merger-related expenses and accelerated debt issuance costs, net of tax, for the three months ended September 30, 2021 and 2020 were $5.8 million and $3.9 million, respectively, an increase of $1.9 million, or 51%. Diluted earnings per share excluding merger-related expenses and accelerated debt issuance costs, net of tax, for the three months ended September 30, 2021 and 2020 were $0.40 and $0.28, respectively. On a linked quarter basis, operating earnings increased $684 thousand, or 13%, for the three months ended September 30, 2021 as compared to the operating earnings of June 30, 2021. Operating earnings return on average assets for the three months ended September 30, 2021 and 2020 was 1.14% and 0.89%, respectively. Operating earnings return on average equity for the three months ended September 30, 2021 and 2020 was 11.46% and 8.44%, respectively. The Company believes that operating earnings is a financial measure that is more reflective of the Company’s operating performance than net income. Operating earnings is determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of non-GAAP financial measures to their most comparable financial measures in accordance with GAAP can be found in the tables below.

For the nine months ended September 30, 2021 and 2020, operating earnings (which excludes merger-related expenses and accelerated debt issuance costs during 2021, and branch closure costs recorded during 2020) was $16.6 million and $11.0 million, respectively, an increase of $5.6 million, or 50%. Diluted earnings per share on an operating earnings basis for the nine months ended September 30, 2021 and 2020 were $1.14 and $0.78, respectively. Operating earnings annualized return on average assets for the nine months ended September 30, 2021 and 2020 was 1.13% and 0.88%, respectively. Operating earnings annualized return on average equity for the nine months ended September 30, 2021 and 2020 was 11.13% and 8.11%, respectively.

Annualized return on average assets was 0.91% and annualized return on average equity was 9.18% for the third quarter of 2021. For the comparable quarterly September 30, 2020 period, annualized return on average assets was 0.89% and annualized return on average equity was 8.44%. For the year-to-date September 30, 2021 period, annualized return on average assets was 1.05% and annualized return on average equity was 10.35% compared to annualized return on average assets of 0.84% and annualized return on average equity of 7.72% for the nine months ended September 30, 2020.

On August 31, 2021, the Company announced its wholly-owned subsidiary, FVCbank (the “Bank”) had acquired a membership interest in Atlantic Coast Mortgage, LLC (“ACM”) for $20.4 million. As a result of this investment, the Bank has obtained a 28.7% ownership interest in ACM. The Bank began providing a warehouse lending facility to ACM during the second quarter of 2021, which includes a construction-to-permanent financing line, and has developed portfolio mortgage products to diversify its held for investment loan portfolio. At September 30, 2021, the warehouse facility totaled $41.8 million, portfolio loans totaled $9.8 million, and noninterest income attributable to the Bank’s investment in ACM totaled $364 thousand.

On July 14, 2021, the Company announced the signing of a definitive merger agreement with Blue Ridge, pursuant to which the companies will combine in an all-stock merger of equals, subject to customary closing conditions including shareholder and regulatory approvals. In connection with the merger, the Bank will be merged with and into Blue Ridge Bank, National Association (“Blue Ridge Bank”), the wholly-owned commercial banking subsidiary of Blue Ridge, with Blue Ridge Bank as the surviving bank. The Company has learned that the Office of the Comptroller of the Currency (the “OCC”) identified certain regulatory concerns with Blue Ridge Bank that could impact the application process and timing of the merger. Blue Ridge Bank has already commenced an initiative intended to fully address the OCC’s concerns. The Company anticipates the merger will close in the second or third quarter of 2022.

Third Quarter Selected Highlights

•	Continued Loan Growth. Loans receivable, net of deferred fees and excluding loans made under the U.S. Small Business Administration’s Paycheck Protection Program (“PPP”), totaled $1.41 billion at September 30, 2021, compared to $1.31 billion at December 31, 2020, an increase of $97.7 million, or 10%, annualized. During the third quarter of 2021, when excluding PPP loans and ACM’s warehouse lending facility, loans receivable, net of deferred fees, increased $52.3 million, or 16% annualized.
•	Strong Credit Quality Metrics. During the third quarter of 2021, past due loans 30 days or more decreased to $652 thousand from $2.2 million at June 30, 2021, a decrease of $1.6 million, or 71%. No commercial loans were past due at September 30, 2021. Nonperforming loans and loans past due 90 days or more and still accruing decreased to 0.18% of total assets at September 30, 2021, compared to 0.31% at December 31, 2020, and decreased $1.4 million, or 28%, from June 30, 2021. Further, as of the date of this press release, the Bank sold its other real estate owned totaling $3.9 million at September 30, 2021, with no loss incurred.
•	Strong Core Deposit Growth. Deposits increased 13% year over year, of which noninterest-bearing deposits increased 27%. During the quarter ended September 30, 2021, noninterest-bearing deposits increased $48.0 million, or 10%, to $548.7 million, representing 32% of total deposits at September 30, 2021.
•	Increased Net Interest Income. Net interest income increased $884 thousand to $14.5 million for the third quarter of 2021, compared to $13.6 million for the same 2020 period. Net interest margin was 2.97% for the quarter ended September 30, 2021, compared to 3.30% for the year ago quarter of 2020 and 3.07% for the second quarter of 2021, as increased excess liquidity continued to impact net interest margin for the third quarter of 2021. The previously mentioned accelerated recognition of debt issuance costs decreased net interest income for the third quarter of 2021 by $380 thousand and decreased net interest margin by 8 basis points.

“We see strong economic growth in our markets as exemplified by our robust loan pipeline. During the third quarter of 2021, we originated over $220 million in new loans, more than twice what we originated during the second quarter of 2021. Achieving this growth, all while our teams are working with their counterparts at Blue Ridge to make progress on a successful merger integration, is a testament to the customer-centric team we have created over the past 14 years of FVCbank’s history,” stated David W. Pijor, Chairman and CEO.

Balance Sheet

Total assets were $2.00 billion at September 30, 2021, $1.82 billion at December 31, 2020, and $1.79 billion at September 30, 2020. Total asset growth year-to-date 2021 was $176.4 million, or 13% annualized. For the year-over-year period, total assets increased $203.7 million, or 11%. During the quarter ended September 30, 2021, total assets increased $22.7 million, or 5% annualized.

Loans receivable, net of deferred fees were $1.47 billion at each of September 30, 2021 and December 31, 2020, and $1.50 billion at September 30, 2020. Excluding PPP loans, loans receivable, net of deferred fees totaled $1.41 billion at September 30, 2021, $1.31 billion at December 31, 2020, and $1.33 billion at September 30, 2020. Loans receivable, net of deferred fees and excluding PPP loans, increased $97.7 million, or 10% annualized, for the year-to-date 2021 period, and increased $83.5 million, or 6% annualized, year-over-year. For the quarter, loans receivable, net of deferred fees and excluding PPP loans increased $36.0 million, or 10% annualized. During the second quarter of 2021, the Company began originating loans under a warehouse lending facility to ACM, which contributed $58.0 million to second quarter 2021 loan growth. At September 30, 2021, this warehouse facility decreased to $41.8 million due to the timing of repayments having occurred late in the quarter. During the third quarter of 2021, loans receivable, net of fees and excluding PPP loans and the warehouse lending facility, increased $52.3 million, or 16% annualized. Loans originated during the third quarter of 2021 totaled $200.0 million, of which $119.8 million were funded.

PPP loans, net of fees, totaled $58.2 million at September 30, 2021, a decrease from $99.5 million at June 30, 2021, and a decrease from $153.0 million at December 31, 2020. Loans forgiven during the third quarter of 2021 totaled $41.2 million, and totaled $94.7 million for year-to-date 2021. Net deferred fees associated with PPP loans totaled $1.4 million at September 30, 2021.

Investment securities were $270.2 million at September 30, 2021, $126.4 million at December 31, 2020, and $111.2 million at September 30, 2020. Investment securities increased $69.5 million during the three months ended September 30, 2021, and increased $143.8 million year-to-date. The Company has been investing in fixed income securities funded through its increase in deposits and PPP forgiveness to deploy excess liquidity while improving net interest margin.

Total deposits were $1.71 billion at September 30, 2021, $1.53 billion at December 31, 2020, and $1.51 billion at September 30, 2020. Total deposits increased $177.0 million, or 15% annualized, year-to-date, and increased $195.2 million, or 13% annualized, year-over-year. For the quarter, total deposits increased $29.3 million, or 7% annualized. Noninterest-bearing deposits were $548.7 million at September 30, 2021, an increase of $48.0 million, or 38% annualized, for the quarter ended September 30, 2021, and increased $149.6 million, or 50% annualized, year-to-date. Wholesale deposits continue to be at historic lows totaling $35.0 million, or 2% of total deposits, at September 30, 2021, a decrease of $15.0 million from December 31, 2020.

The Company’s bank subsidiary, FVCbank, remains well-capitalized at September 30, 2021 with a community bank leverage ratio of 10.67%.

Income Statement

Net income for the three months ended September 30, 2021 was $4.7 million, an increase of $808 thousand, or 21%, compared to $3.9 million for the same period of 2020. Operating income, a non-GAAP measure that excludes merger-related expenses of $1.1 million and accelerated debt issuance costs of $380 thousand for the redemption of the 2016 subordinated debt, net of tax, for the three months ended September 30, 2021 was $5.8 million, an increase of $1.9 million, or 51%, when compared to the same period of 2020. A reconciliation of GAAP to non-GAAP financial measures can be found in the tables below. For the nine months ended September 30, 2021, net income was $15.4 million, an increase of $4.9 million, or 47%, compared to $10.5 million for the same period of 2020. Both the three and nine months’ periods of 2020 were impacted by increased provision for loan losses and the nine month period of 2020 was impacted by the impairment on branch closures totaling $676 thousand.

Net interest income totaled $14.5 million, an increase of $884 thousand, or 7%, for the quarter ended September 30, 2021, compared to the year ago quarter, and increased by $293 thousand, or 2%, compared to the second quarter of 2021. Net interest income for the three months ended September 30, 2021 was impacted by the one-time recognition of accelerated debt issuance costs totaling $380 thousand as a result of the Company’s redemption of its 2016 subordinated debt on September 30, 2021. Interest expense on deposits decreased $842 thousand for the three months ended September 30, 2021 compared to the same period of 2020. The decrease in deposit costs were a result of continued targeted rate reductions and the repricing of the Company’s time deposits to lower interest rates upon renewal. Interest income includes loan mark accretion on acquired loans totaling $62 thousand, $146 thousand, and $469 thousand for the three months ended September 30, 2021, June 30, 2021 and September 30, 2020, respectively.

Net interest income for the three months ended September 30, 2021 benefited from PPP loan income, which contributed $1.2 million to interest income, of which $712 thousand was related to recognition of net deferred fees on forgiven loans. This compares to interest income from PPP loans of $1.5 million for the second quarter of 2021, which included recognition of net deferred fees of $811 thousand on forgiven loans. Remaining net deferred fees related to PPP loan originations totaled $1.4 million at September 30, 2021 and are being recognized in interest income over the remaining lives of the PPP loans, or sooner upon PPP loan forgiveness or repayment.

For the nine months ended September 30, 2021 and 2020, net interest income was $42.7 million and $38.5 million, respectively, an increase of $4.2 million, or 11%, year-over-year. Net interest income was impacted by the aforementioned accelerated debt issuance costs of $380 thousand for the nine months ended September 30, 2021. Interest expense on deposits decreased $4.3 million for the nine months ended September 30, 2021 compared to the same period of 2020. Interest income includes loan mark accretion on acquired loans totaling $341 thousand and $758 thousand for the nine months ended September 30, 2021 and September 30, 2020, respectively. PPP loan income contributed $4.5 million to interest income, of which $2.4 million was related to recognition of net deferred fees on forgiven loans for the nine months ended September 30, 2021. This compares to interest income from PPP loans of $1.8 million for the nine months ended September 30, 2020.

The Company’s net interest margin decreased 33 basis points to 2.97% for the quarter ended September 30, 2021, compared to 3.30% for the quarter ended September 30, 2020. On a linked quarter basis, net interest margin decreased 10 basis points from 3.07% for the three months ended June 30, 2021. The accelerated debt issuance costs recorded during the third quarter of 2021 decreased net interest margin by 8 basis points. Excess liquidity continues to compress net interest margin, decreasing margin by 26 basis points during the third quarter of 2021. Despite the growth in both the Company’s loan and investment securities portfolios to deploy excess liquidity, the Company’s continued strong deposit growth and level of PPP loan forgiveness continues to offset this asset growth.

The average yield on total loans for the third quarter of 2021 was 4.42%, compared to 4.36% for the linked quarter ended June 30, 2021, and 4.30% for the year ago quarter. Net deferred fees recognized from PPP loan forgiveness has contributed to the average yield of the loan portfolio, as the yield on PPP loans increased to 6.08% for the third quarter of 2021, compared to 2.31% for the year ago quarter ended September 30, 2020.

Cost of interest-bearing deposits for the third quarter of 2021 was 0.61%, compared to 1.01% for the third quarter of 2020, a decrease of 40 basis points, or 40%, primarily as a result of the Company having aggressively decreased its deposit rates during 2020 to offset the repricing of its variable rate loan portfolio. The cost of deposits, which includes noninterest-bearing deposits, decreased 3 basis points to 0.42% for the third quarter of 2021 as compared to 0.45% for the second quarter of 2021, and decreased 31 basis points from 0.73% for the year ago quarter of 2020.

Noninterest income totaled $1.1 million and $770 thousand for the quarters ended September 30, 2021 and 2020, respectively. The increase in noninterest income is primarily attributable to the Bank’s income associated with its investment in ACM, recording $364 thousand during the third quarter of 2021. Fee income from loans was $26 thousand, a decrease of $9 thousand, for the quarter ended September 30, 2021, compared to the third quarter of 2020. Service charges on deposit accounts and other fee income totaled $422 thousand for the third quarter of 2021, an increase of $11 thousand, from the year ago quarter. Income from bank-owned life insurance decreased $31 thousand to $249 thousand for the three months ended September 30, 2021 compared to $280 thousand for the same period of 2020. Noninterest income for the year-to-date period ended September 30, 2021 was $2.5 million, compared to $2.2 million for the 2020 year-to-date period, an increase of $386 thousand, or 18%, which was primarily driven by the aforementioned income associated with the Bank’s membership interest in ACM.

Noninterest expense totaled $9.4 million for the quarter ended September 30, 2021, compared to $7.7 million for the same three-month period of 2020, an increase of $1.7 million, or 22%. On a linked quarter basis, noninterest expense was $8.2 million for the quarter ended June 30, 2021, an increase of $1.2 million, or 15%. The increase in noninterest expense compared to the year ago and linked quarters was primarily related to merger-related expenses of $1.1 million recorded during the third quarter of 2021. In addition, salaries and benefits expense increased $373 thousand and $259 thousand compared to the year ago and linked quarters, respectively, which are primarily related to additions to business development staff earlier in the year and associated accruals for incentive compensation during the third quarter of 2021. Legal expenses related to loan workouts (which is included in other operating expense on the income statement) increased $138 thousand during the third quarter of 2021 when compared to the year ago quarter.

For the nine months ended September 30, 2021 and 2020, noninterest expense, was $25.5 million and $23.0 million, respectively, an increase of $2.6 million, or 11%, primarily as a result of the aforementioned merger-related expenses and additions to business development staffing and associated increases in incentive accruals.

The efficiency ratio, excluding merger-related expenses and the accelerated subordinated debt issuance costs, for the quarter ended September 30, 2021 was 52.3%, a decrease from 53.9% for the quarter ended September 30, 2020. The efficiency ratios for the nine months ended September 30, 2021 and 2020, excluding merger-related costs and accelerated subordinated debt issuance costs recorded during 2021, and branch closure costs recorded during 2020 were 53.5% and 54.8%, respectively. A reconciliation of GAAP to non-GAAP financial measures can be found in the tables below.

The Company recorded a provision for income taxes of $1.4 million for the three months ended September 30, 2021, compared to $1.0 million for the same period of 2020. The effective tax rates for the three months ended September 30, 2021 and 2020 were 23.4% and 21.2%, respectively. The effective tax rate for the third quarter of 2021 is greater than the Company’s combined federal and state statutory rate of 22.5% primarily because of nondeductible merger-related expenses recognized during the quarter. For the nine months ended September 30, 2021 and 2020, provision for income taxes was $4.3 million and $2.7 million, respectively.

Asset Quality

The Company recorded no provision for loan losses for the three months and nine months ended September 30, 2021, compared to $1.7 million for the year ago quarter and $4.5 million for the nine months ended September 30, 2020. The Company is not required to implement the provisions of the current expected credit losses accounting standard until January 1, 2023, and is continuing to account for the allowance for loans losses under the incurred loss model. The decrease in the provision for loan losses for the three months ended September 30, 2021 is primarily related to the improvement in certain credit quality metrics during the third quarter of 2021; specifically, a reduction in the Company’s past due loans and specific reserves for certain watchlist loans which improved in credit quality during the quarter. In addition, the Company completed reviews of its COVID-impacted portfolio segments and reduced certain qualitative factors as a result of the improved performance of these portfolio segments.

The allowance for loan losses to total loans, excluding PPP loans, was 1.02% at September 30, 2021, compared to 1.14% at December 31, 2020. The effective reserve coverage, which includes both the allowance for loan losses and the remaining unaccreted fair value discount on acquired loans, to total loans, excluding PPP loans, was 1.08% at September 30, 2021 compared to 1.27% at December 31, 2020. The decrease in this effective reserve coverage was a result of the payoff of one acquired loan with a credit mark of over $500 thousand during the third quarter of 2021. Net recoveries of $4 thousand were recorded during the third quarter of 2021.

Nonperforming loans and loans 90 days or more past due at September 30, 2021 totaled $3.6 million, or 0.18% of total assets. This compares to $5.6 million in nonperforming loans and loans 90 days or more past due at December 31, 2020, or 0.31% of total assets. All of the Company’s nonperforming loans are secured and have specific reserves totaling $993 thousand, representing the expected losses associated with those loans. The Company has one troubled debt restructuring at September 30, 2021 totaling $94 thousand, which is a consumer residential loan. Nonperforming assets (including the Bank’s other real estate owned property sold in October) to total assets was 0.38% at September 30, 2021 compared to 0.52% at December 31, 2020.

About FVCBankcorp, Inc.

FVCBankcorp, Inc. is the holding company for FVCbank, a wholly-owned subsidiary that commenced operations in November 2007. FVCbank is a $2.00 billion asset-sized Virginia-chartered community bank serving the banking needs of commercial businesses, nonprofit organizations, professional service entities, their owners and employees located in the greater Baltimore and Washington D.C., metropolitan areas. FVCbank is based in Fairfax, Virginia, and has 9 full-service offices in Arlington, Fairfax, Manassas, Reston and Springfield, Virginia, Washington D.C., and Baltimore, Bethesda, and Rockville, Maryland.

For more information on the Company’s selected financial information, please visit the Investor Relations page of FVCBankcorp, Inc.’s website, www.fvcbank.com.

Caution about Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited, statements of goals, intentions, and expectations as to future trends, plans, events or results of the Company’s operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. These forward-looking statements are based on current beliefs that involve significant risks, uncertainties, and assumptions. Factors that could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements, include, but are not limited to, the ability to close the merger on the expected terms and schedule; difficulties, delays and unforeseen costs in completing the merger and in integrating the Company’s and Blue Ridge’s businesses; the ability to realize cost savings and other benefits of the merger; business disruption during the pendency of or following the merger, and the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and in other periodic and current reports filed with the Securities and Exchange Commission. Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

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FVCBankcorp, Inc.

Selected Financial Data

(Dollars in thousands, except share data and per share data)

(Unaudited)

	At or For the Three Months Ended,		At or For the Nine Months Ended,		At or For the Three Months Ended
	9/30/2021	9/30/2020	9/30/2021	9/30/2020	6/30/2021	12/31/2020
Selected Balances
Total assets	$1,997,902	$1,794,172			$1,975,251	$1,821,481
Total investment securities	276,579	117,746			207,044	132,978
Total loans, net of deferred fees	1,469,086	1,497,634			1,474,278	1,466,083
Allowance for loan losses	(14,363)	(14,556)			(14,359)	(14,958)
Total deposits	1,709,498	1,514,348			1,680,209	1,532,493
Subordinated debt	19,551	24,547			44,146	44,085
Other borrowings	25,000	40,000			25,000	25,000
Total stockholders’ equity	204,194	184,490			200,687	189,500
Summary Results of Operations
Interest income	$17,386	$16,761	$50,940	$49,974	$16,776	$17,129
Interest expense	2,907	3,166	8,232	11,473	2,590	3,010
Net interest income	14,479	13,595	42,708	38,501	14,186	14,119
Provision for loan losses	--	1,700	-	4,516	-	500
Net interest income after provision for loan losses	14,479	11,895	42,708	33,985	14,186	13,619
Noninterest income - loan fees, service charges and other	448	446	1,427	1,616	435	476
Noninterest income - bank owned life insurance	249	280	746	845	250	264
Noninterest income - minority membership interest	364	--	364	--	--	--
Noninterest income - gain on sales of securities available-for-sale	--	44	--	141	--	--
Noninterest income - loss on loans held for sale	--	--	--	(451)	--	--
Noninterest expense	9,426	7,746	25,535	22,953	8,228	7,885
Income before taxes	6,114	4,919	19,710	13,183	6,643	6,474
Income tax expense	1,432	1,045	4,294	2,696	1,478	1,460
Net income	4,682	3,874	15,416	10,487	5,165	5,014
Per Share Data
Net income, basic	$0.34	$0.29	$1.13	$0.77	$0.38	$0.37
Net income, diluted	$0.32	$0.28	$1.06	$0.74	$0.36	$0.36
Book value	$14.92	$13.69			$14.70	$14.03
Tangible book value (1)	$14.33	$13.06			$14.10	$13.41
Shares outstanding	13,686,752	13,478,115			13,647,600	13,510,760
Selected Ratios
Net interest margin (2)	2.97%	3.30%	3.08%	3.27%	3.07%	3.28%
Return on average assets (2)	0.91%	0.89%	1.05%	0.84%	1.06%	1.11%
Return on average equity (2)	9.18%	8.44%	10.35%	7.72%	10.41%	10.68%
Efficiency (3)	60.66%	53.92%	56.44%	56.46%	55.33%	53.07%
Loans, net of deferred fees to total deposits	85.94%	98.90%			87.74%	95.67%
Noninterest-bearing deposits to total deposits	32.09%	28.48%			29.80%	26.04%
Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP) (4)
Net income (from above)	$4,682	$3,874	$15,416	$10,487	$5,165	$5,014
Add: Merger and acquisition expense	1,107	--	1,107	--	--	--
Add: Impairment on branch closures	--	--	--	676	--	--
Add: Accelerated debt issuance costs	380	--	380	--	--	--
Less: provision for income taxes associated with non-GAAP adjustments	(320)	--	(320)	(142)	--	--
Net income, as adjusted	$5,849	$3,874	$16,583	$11,021	$5,165	$5,014
Net income, diluted, on an operating basis	$0.40	$0.28	$1.14	$0.78	$0.36	$0.36
Return on average assets (non-GAAP operating earnings)	1.14%	0.89%	1.13%	0.88%	1.06%	1.11%
Return on average equity (non-GAAP operating earnings)	11.46%	8.44%	11.13%	8.11%	10.41%	10.68%
Efficiency ratio (non-GAAP operating earnings) (3)	53.14%	53.92%	53.86%	54.80%	55.33%	53.07%
Capital Ratios - Bank
Tangible common equity (to tangible assets)	9.85%	9.86%			9.79%	9.99%
Tier 1 leverage (to average assets)	10.67%	11.02%			11.48%	11.65%
Asset Quality
Nonperforming loans and loans 90+ past due	$3,638	$8,005			$4,069	$5,621
Performing troubled debt restructurings (TDRs)	94	98			95	97
Other real estate owned	3,866	3,866			3,866	3,866
Nonperforming loans and loans 90+ past due to total assets (excl. TDRs)	0.18%	0.45%			0.21%	0.31%
Nonperforming assets to total assets	0.38%	0.66%			0.40%	0.52%
Nonperforming assets (including TDRs) to total assets	0.38%	0.67%			0.41%	0.53%
Allowance for loan losses to loans	0.98%	0.97%			0.97%	1.02%
Allowance for loan losses to nonperforming loans	394.80%	181.84%			352.89%	266.11%
Net (recoveries) charge-offs	$(4)	$38	$594	$191	$62	$98
Net charge-offs to average loans (2)	(0.00)%	0.01%	0.05%	0.02%	0.02%	0.03%
Selected Average Balances
Total assets	$2,048,531	$1,749,005	$1,954,997	$1,674,132	$1,947,983	$1,812,298
Total earning assets	1,935,083	1,642,025	1,852,410	1,572,038	1,852,126	1,710,345
Total loans, net of deferred fees	1,466,155	1,484,853	1,455,705	1,393,301	1,444,543	1,485,121
Total deposits	1,748,994	1,481,899	1,659,835	1,407,747	1,654,016	1,527,313
Other Data
Noninterest-bearing deposits	$548,662	$431,322			$500,655	$399,062
Interest-bearing checking, savings and money market	910,198	686,592			901,124	820,378
Time deposits	215,638	301,431			243,430	263,053
Wholesale deposits	35,000	95,003			35,000	50,000

(1) Non-GAAP Reconciliation	At September 30,
(Dollars in thousands, except per share data)	2021	2020

Total stockholders’ equity	$204,194	$184,490
Less: goodwill and intangibles, net	(8,124)	(8,440)
Tangible Common Equity	$196,070	$176,050

Book value per common share	$14.92	$13.69
Less: intangible book value per common share	(0.59)	(0.63)
Tangible book value per common share	$14.33	$13.06

(2)  Annualized.

(3)  Efficiency ratio is calculated as noninterest expense divided by the sum of net interest income and noninterest income.

(4) Some of the financial measures discussed throughout the press release are “non-GAAP financial measures.” In accordance with SEC rules, the Company classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated statements of income, balance sheets or statements of cash flows.

FVCBankcorp, Inc.

Summary Consolidated Statements of Condition

(Dollars in thousands)

(Unaudited)

			% Change			% Change
			Current			From
	9/30/2021	6/30/2021	Quarter	12/31/2020	9/30/2020	Year Ago
Cash and due from banks	$30,382	$24,856	22.2%	$20,835	$22,121	37.3%
Interest-bearing deposits at other financial institutions	122,487	190,553	-35.7%	120,228	73,774	66.0%
Investment securities	270,207	200,672	34.7%	126,415	111,183	143.0%
Restricted stock, at cost	6,372	6,372	0.0%	6,563	6,563	-2.9%
Loans, net of fees:
Commercial real estate	868,324	829,683	4.7%	788,218	805,946	7.7%
Commercial and industrial	161,961	140,611	15.2%	119,200	111,736	44.9%
Paycheck protection program	58,248	99,455	-41.4%	152,978	170,338	-65.8%
Commercial construction	205,750	207,790	-1.0%	221,523	214,740	-4.2%
Consumer real estate	166,721	184,560	-9.7%	168,531	177,730	-6.2%
Consumer nonresidential	8,082	12,179	-33.6%	15,633	17,144	-52.9%
Total loans, net of fees	1,469,086	1,474,278	-0.4%	1,466,083	1,497,634	-1.9%
Allowance for loan losses	(14,363)	(14,359)	0.0%	(14,958)	(14,556)	-1.3%
Loans, net	1,454,723	1,459,919	-0.4%	1,451,125	1,483,078	-1.9%

Premises and equipment, net	1,655	1,527	8.4%	1,654	1,747	-5.3%
Goodwill and intangibles, net	8,124	8,199	-0.9%	8,357	8,440	-3.7%
Bank owned life insurance (BOLI)	38,924	38,675	0.6%	38,178	37,913	2.7%
Other real estate owned	3,866	3,866	0.0%	3,866	3,866	0.0%
Other assets	61,162	40,612	50.6%	44,260	45,487	34.5%

Total Assets	$1,997,902	$1,975,251	1.1%	$1,821,481	$1,794,172	11.4%

Deposits:
Noninterest-bearing	$548,662	$500,655	9.6%	$399,062	$431,322	27.2%
Interest-bearing checking	588,650	610,823	-3.6%	537,834	388,531	51.5%
Savings and money market	321,548	290,301	10.8%	282,544	298,061	7.9%
Time deposits	215,638	243,430	-11.4%	263,053	301,431	-28.5%
Wholesale deposits	35,000	35,000	0.0%	50,000	95,003	-63.2%
Total deposits	1,709,498	1,680,209	1.7%	1,532,493	1,514,348	12.9%

Other borrowed funds	25,000	25,000	0.0%	25,000	40,000	-37.5%
Subordinated notes, net of issuance costs	19,551	44,146	-55.7%	44,085	24,547	-20.4%
Other liabilities	39,659	25,209	57.3%	30,403	30,787	28.8%

Stockholders’ equity	204,194	200,687	1.7%	189,500	184,490	10.7%

Total Liabilities & Stockholders’ Equity	$1,997,902	$1,975,251	1.1%	$1,821,481	$1,794,172	11.4%

FVCBankcorp, Inc.

Summary Consolidated Income Statements

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended
			% Change		% Change
			Current		From
	9/30/2021	6/30/2021	Quarter	9/30/2020	Year Ago
Net interest income	$14,479	$14,186	2.1%	$13,595	6.5%
Provision for loan losses	--	--	0.0%	1,700	-100.0%
Net interest income after provision for loan losses	14,479	14,186	2.1%	11,895	21.7%

Noninterest income:
Fees on loans	26	27	-3.7%	35	-25.7%
Service charges on deposit accounts	278	247	12.6%	275	1.1%
Gain on sale of securities available-for-sale	--	--	0.0%	44	-100.0%
BOLI income	249	250	-0.4%	280	-11.1%
Income from minority membership interest	364	--	100.0%	--	100.0%
Other fee income	144	161	-10.6%	136	5.9%
Total noninterest income	1,061	685	54.9%	770	37.8%

Noninterest expense:
Salaries and employee benefits	4,717	4,458	5.8%	4,344	8.6%
Occupancy and equipment expense	810	820	-1.2%	811	-0.1%
Data processing and network administration	520	551	-5.6%	538	-3.3%
State franchise taxes	496	487	1.8%	466	6.4%
Professional fees	356	503	-29.2%	303	17.5%
Merger and acquisition expense	1,107	--	100.0%	--	100.0%
Other operating expense	1,420	1,409	0.8%	1,284	10.6%
Total noninterest expense	9,426	8,228	14.6%	7,746	21.7%
Net income before income taxes	6,114	6,643	-8.0%	4,919	24.3%
Income tax expense	1,432	1,478	-3.1%	1,045	37.0%
Net Income	$4,682	$5,165	-9.4%	$3,874	20.9%

Earnings per share - basic	$0.34	$0.38	-9.6%	$0.29	19.0%
Earnings per share - diluted	$0.32	$0.36	-9.9%	$0.28	14.9%
Weighted-average common shares outstanding - basic	13,682,727	13,647,193		13,476,639
Weighted-average common shares outstanding - diluted	14,611,735	14,517,154		13,891,474

Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP):
GAAP net income reported above	$4,682	$5,165		$3,874
Add: Merger and acquisition expense	1,107	--		--
Add: Accelerated debt issuance costs	380	--		--
Subtract: provision for income taxes associated with non-GAAP adjustments	(320)	--		-
Net Income, Operating earnings (non-GAAP)	$5,849	$5,165		$3,874
Earnings per share - basic (non-GAAP operating earnings)	$0.43	$0.38		$0.29
Earnings per share - diluted(non-GAAP operating earnings)	$0.40	$0.36		$0.28

Return on average assets (non-GAAP operating earnings)	1.14%	1.06%		0.89%
Return on average equity (non-GAAP operating earnings)	11.46%	10.41%		8.44%
Efficiency ratio (non-GAAP operating earnings)	53.14%	55.33%		53.92%

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$4,682	$5,165		$3,874
Add: Provision for loan losses	--	--		1,700
Add: Merger and acquisition expense	1,107	--		--
Add: Accelerated debt issuance costs	380	--		--
Add: Income tax expense	1,432	1,478		1,045
Pre-tax pre-provision income	$7,601	$6,643		$6,619
Earnings per share - basic (non-GAAP pre-tax pre-provision)	$0.56	$0.49		$0.49
Earnings per share - diluted (non-GAAP pre-tax pre-provision)	$0.52	$0.46		$0.48

Return on average assets (non-GAAP operating earnings)	1.48%	1.36%		1.51%
Return on average equity (non-GAAP operating earnings)	14.90%	13.39%		14.43%

FVCBankcorp, Inc.

Summary Consolidated Income Statements

(In thousands, except per share data)

(Unaudited)

	For the Nine Months Ended
			% Change
			From
	9/30/2021	9/30/2020	Year Ago
Net interest income	$42,708	$38,501	10.9%
Provision for loan losses	--	4,516	-100.0%
Net interest income after provision for loan losses	42,708	33,985	25.7%

Noninterest income:
Fees on loans	74	477	-84.5%
Service charges on deposit accounts	768	738	4.1%
Gain on sale of securities available-for-sale	--	141	-100.0%
Loss on loans held for sale	--	(451)	-100.0%
BOLI income	746	845	-11.7%
Income from minority membership interest	364	--	100.0%
Other fee income	585	401	45.9%
Total noninterest income	2,537	2,151	17.9%

Noninterest expense:
Salaries and employee benefits	13,723	12,354	11.1%
Occupancy and equipment expense	2,437	2,525	-3.5%
Data processing and network administration	1,633	1,466	11.4%
State franchise taxes	1,487	1,398	6.4%
Professional fees	1,213	734	65.3%
Merger and acquisition expense	1,107	--	100.0%
Impairment on branch closures	--	676	-100.0%
Other operating expense	3,935	3,800	3.6%
Total noninterest expense	25,535	22,953	11.2%
Net income before income taxes	19,710	13,183	49.5%
Income tax expense	4,294	2,696	59.3%
Net Income	$15,416	$10,487	47.0%

Earnings per share - basic	$1.13	$0.77	46.2%
Earnings per share - diluted	$1.06	$0.74	42.8%
Weighted-average common shares outstanding - basic	13,636,066	13,561,153
Weighted-average common shares outstanding - diluted	14,555,113	14,137,053

Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP):
GAAP net income reported above	$15,416	$10,487
Add: Merger and acquisition expense	1,107	--
Add: Impairment loss	--	676
Add: Accelerated debt issuance costs	380	--
Subtract: provision for income taxes associated with non-GAAP adjustments	(320)	(142)
Net Income, Operating earnings (non-GAAP)	$16,583	$11,021
Earnings per share - basic (non-GAAP operating earnings)	$1.22	$0.81
Earnings per share - diluted(non-GAAP operating earnings)	$1.14	$0.78

Return on average assets (non-GAAP operating earnings)	1.13%	0.88%
Return on average equity (non-GAAP operating earnings)	11.13%	8.11%
Efficiency ratio (non-GAAP operating earnings)	53.86%	54.80%

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$15,416	$10,487
Add: Merger and acquisition expense	1,107	--
Add: Provision for loan losses	--	4,516
Add: Impairment losses	--	676
Add: Accelerated debt issuance costs	380	--
Add: Income tax expense	4,294	2,696
Pre-tax pre-provision income	$21,197	$18,375
Earnings per share - basic (non-GAAP pre-tax pre-provision)	$1.55	$1.35
Earnings per share - diluted (non-GAAP pre-tax pre-provision)	$1.46	$1.30

Return on average assets (non-GAAP operating earnings)	1.45%	1.46%
Return on average equity (non-GAAP operating earnings)	14.23%	13.53%

FVCBankcorp, Inc.

Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended
	9/30/2021			6/30/2021			9/30/2020
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Balance	Income/Expense	Yield	Balance	Income/Expense	Yield	Balance	Income/Expense	Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$858,179	$8,902	4.15%	$796,220	$8,616	4.33%	$784,990	$9,005	4.59%
Commercial and industrial	141,665	1,617	4.56%	120,021	1,421	4.74%	107,716	1,356	5.04%
Paycheck protection program	79,225	1,205	6.08%	138,550	1,474	4.26%	170,071	981	2.31%
Commercial construction	211,656	2,641	4.99%	212,004	2,382	4.49%	225,711	2,421	4.29%
Consumer real estate	163,901	1,642	4.01%	164,938	1,633	3.96%	178,531	1,850	4.15%
Consumer nonresidential	11,529	210	7.29%	12,810	225	7.04%	17,834	345	7.72%
Total loans	1,466,155	16,217	4.42%	1,444,543	15,751	4.36%	1,484,853	15,958	4.30%

Investment securities (2)(3)	225,519	1,082	1.92%	178,875	956	2.14%	119,846	793	2.65%
Interest-bearing deposits at other financial institutions	243,409	89	0.15%	228,708	71	0.12%	37,326	16	0.17%
Total interest-earning assets	1,935,083	17,388	3.59%	1,852,126	16,778	3.62%	1,642,025	16,767	4.08%

Non-interest earning assets:
Cash and due from banks	24,325			15,954			18,769
Premises and equipment, net	1,544			1,525			1,816
Accrued interest and other assets	101,963			92,805			99,512
Allowance for loan losses	(14,384)			(14,427)			(13,117)

Total Assets	$2,048,531			$1,947,983			$1,749,005

Interest-bearing liabilities:
Interest checking	$616,422	$845	0.54%	$565,074	$742	0.53%	$379,218	$659	0.69%
Savings and money market	308,092	344	0.44%	297,003	351	0.47%	284,665	386	0.54%
Time deposits	233,539	618	1.05%	238,113	722	1.22%	311,615	1,458	1.86%
Wholesale deposits	35,000	41	0.46%	35,000	39	0.45%	83,044	187	0.90%
Total interest-bearing deposits	1,193,053	1,848	0.61%	1,135,190	1,854	0.66%	1,058,542	2,690	1.01%

Other borrowed funds	25,000	89	1.41%	25,000	85	1.36%	27,400	81	1.17%
Subordinated notes, net of issuance costs	43,889	970	8.77%	44,127	651	5.92%	24,534	395	6.40%
Total interest-bearing liabilities	1,261,942	2,907	0.92%	1,204,317	2,590	0.86%	1,110,476	3,166	1.13%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	555,941			518,826			423,357
Other liabilities	26,581			26,374			31,673

Stockholders’ equity	204,067			198,466			183,499

Total Liabilities and Stockholders' Equity	$2,048,531			$1,947,983			$1,749,005

Net Interest Margin		14,481	2.97%		14,188	3.07%		13,601	3.30%

(1)	Non-accrual loans are included in average balances.
(2)	The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 21%. The taxable equivalent adjustment to interest income for the three months ended September 30, 2021 and 2020 is $2 and $6, respectively. For the three months ended June 30, 2021, the taxable equivalent adjustment to interest income is $2.
(3)	The average balances for investment securities includes restricted stock.

FVCBankcorp, Inc.

Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities

(Dollars in thousands)

(Unaudited)

	For the Nine Months Ended
	9/30/2021			9/30/2020
	Average	Interest	Average	Average	Interest	Average
	Balance	Income/Expense	Yield	Balance	Income/Expense	Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$812,623	$25,913	4.25%	$770,820	$26,387	4.56%
Commercial and industrial	124,460	4,382	4.69%	107,045	4,214	5.25%
Paycheck protection program	126,310	4,511	4.76%	97,570	1,782	2.44%
Commercial construction	214,798	7,449	4.62%	222,844	7,810	4.67%
Consumer real estate	164,678	4,950	4.01%	180,103	5,995	4.44%
Consumer nonresidential	12,836	694	7.21%	14,919	833	7.44%
Total loans	1,455,705	47,899	4.39%	1,393,301	47,021	4.50%

Investment securities (2)(3)	178,148	2,846	2.13%	130,682	2,616	2.67%
Loans held for sale, at fair value	--	--	--%	4,583	236	6.86%
Interest-bearing deposits at other financial institutions	218,557	205	0.13%	43,472	119	0.36%
Total interest-earning assets	1,852,410	50,950	3.67%	1,572,038	49,992	4.24%

Non-interest earning assets:
Cash and due from banks	18,575			17,287
Premises and equipment, net	1,559			1,935
Accrued interest and other assets	97,020			94,534
Allowance for loan losses	(14,567)			(11,662)

Total Assets	$1,954,997			$1,674,132

Interest-bearing liabilities:
Interest checking	$568,742	$2,304	0.54%	$331,600	$2,137	0.86%
Savings and money market	294,730	1,019	0.46%	258,678	1,456	0.75%
Time deposits	239,332	2,257	1.26%	329,003	5,262	2.14%
Wholesale deposits	38,553	123	0.43%	111,948	1,172	1.40%
Total interest-bearing deposits	1,141,357	5,703	0.67%	1,031,229	10,027	1.30%

Other borrowed funds	25,000	257	1.37%	30,502	261	1.14%
Subordinated notes, net of issuance costs	44,037	2,272	6.90%	24,514	1,185	6.46%
Total interest-bearing liabilities	1,210,394	8,232	0.91%	1,086,245	11,473	1.41%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	518,478			376,518
Other liabilities	27,516			30,249

Stockholders’ equity	198,609			181,120

Total Liabilities and Stockholders' Equity	$1,954,997			$1,674,132

Net Interest Margin		42,718	3.08%		38,519	3.27%

(1)	Non-accrual loans are included in average balances.
(2)	The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 21%. The taxable equivalent adjustment to interest income was $10 and $17 for the nine months ended September 30, 2021 and 2020, respectively.
(3)	The average balances for investment securities includes restricted stock.